Exhibit 99.01

Contacts:	Investors	Media
	Bob Lawson	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-6165	650-944-6251
	Robert_Lawson@Intuit.com	diane_carlini@Intuit.com
Intuit Names Diane Greene to Board of Directors
VMware Co-Founder and President Brings Leadership and Innovation
Experience Plus Extensive Technical Knowledge to Board
MOUNTAIN VIEW, Calif. – Aug. 17, 2006 – Intuit Inc. (Nasdaq: INTU) announced the appointment of Diane Greene, co-founder and president of VMware, executive vice president and officer of EMC Corporation, to its Board of Directors, effective Aug. 15, 2006. Greene’s appointment to a new position on the Board builds on the strength of the team and brings the number of members of Intuit’s board to ten.
     Greene, 51, joined EMC Corporation through the acquisition of VMware in January 2004. VMware operates as an independent subsidiary and is the global leader in software for virtualized desktops, servers, storage and networking. Under Greene’s leadership for the past eight years, VMware created the market for mainstream virtualization and definitively leads the virtualization software industry today. VMware has a $630 million annualized run-rate; the company’s last quarter’s year-over-year growth was 73 percent.
     “Diane Greene is a stand-out technologist with an outstanding business track record. Her abilities and insights will be of great value to our board,” said Intuit Chairman Bill Campbell. “Her pragmatic, hands-on executive style combined with her entrepreneurial approach to development will help Intuit stay at the forefront of its customer driven focus on innovation. In addition, her deep technical skills, her attention to strategy and her intense focus on partnerships will help Intuit as it continues to broaden its business strategy.”
     Before co-founding and leading VMware, Greene held technical leadership positions at Silicon Graphics, Tandem, and Sybase and was chief executive officer of VXtreme. Greene’s degrees include mechanical engineering, naval architecture and computer science from the University of Vermont, Massachusetts Institute of Technology and the University of California Berkeley, respectively.
About Intuit Inc.
     Intuit Inc. is a leading provider of business and financial management solutions for small and mid-sized businesses, consumers and accounting professionals. Its flagship products and services, including QuickBooks®, Quicken® and TurboTax® software, simplify small business management and payroll processing, personal finance, and tax preparation and filing. ProSeries® and Lacerte® are Intuit’s leading tax preparation software suites for professional accountants.

     Founded in 1983, Intuit had annual revenue of more than $2 billion in its fiscal year 2005. The company has nearly 7,000 employees with major offices in 13 states across the United States, and offices in Canada and the United Kingdom. More information can be found at www.intuit.com